    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          DAYTON SUPERIOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                     OHIO                                          31-0676346
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                            ------------------------

                               721 RICHARD STREET

                             MIAMISBURG, OHIO 45342
                                 (937) 866-0711
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                   Copies to:

               DAVID A. NEUHARDT                                ROBERT ROSENMAN
           THOMPSON HINE & FLORY LLP                        CRAVATH, SWAINE & MOORE
            2000 COURTHOUSE PLAZA NE                            WORLDWIDE PLAZA
                 P. O. BOX 8801                                825 EIGHTH AVENUE
            DAYTON, OHIO 45401-8801                         NEW YORK, NEW YORK 10019

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM     AMOUNT OF
     TITLE OF EACH CLASS OF      AMOUNT TO BE   OFFERING PRICE PER     AGGREGATE OFFERING   REGISTRATION
  SECURITIES TO BE REGISTERED     REGISTERED         UNIT(1)                PRICE(1)            FEE
--------------------------------------------------------------------------------------------------------
Class A Common Shares, without
  par value.....................  1,492,604          $18.1875             $27,146,735          $8,227
========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low reported prices of the Registrant's Class A Common Shares on the New York Stock Exchange Composite Tape on October 9, 1997.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY
ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                          DAYTON SUPERIOR CORPORATION

                             CLASS A COMMON SHARES

     This Prospectus covers the offering for resale of a total of 1,492,604 Class A Common Shares, without par value (the "Class A Common Shares"), of Dayton Superior Corporation ("Dayton Superior" or the "Company") offered from time to time on or after the date hereof by either or both of the shareholders identified as selling shareholders in this Prospectus (the "Selling Shareholders"). See "Selling Shareholders." The number of Class A Common Shares to be offered by the Selling Shareholders will be specified in a Prospectus Supplement to this Prospectus. The Company will not receive any proceeds from the sale of the Class A Common Shares covered by this Prospectus (the "Shares").

     The Class A Common Shares are listed on the New York Stock Exchange under the symbol DSD.

     The Shares covered by this Prospectus may be offered for sale from time to time on the New York Stock Exchange or otherwise, at prices then obtainable. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act"). See "Plan of Distribution."

     Certain persons who sell the Shares covered by this Prospectus, and any broker or dealer to or through whom any such person shall sell such securities, may be deemed to be underwriters within the meaning of the Act with respect to the sale of such securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON SHARES OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is October   , 1997

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION WITHIN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and at the Web site maintained by the Commission (http://www.sec.gov). The Company's Class A Common Shares are listed on the New York Stock Exchange (Symbol: DSD), and reports and information concerning the Company can be inspected at such Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Act with respect to the securities offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarter ended March 28, 1997 (as amended on Form 10-Q/A filed July 23, 1997) and for the quarter ended June 27, 1997; (iii) the Company's Current Reports on Form 8-K filed April 21, 1997, April 24, 1997 and October 14, 1997; and (iv) the Company's Registration Statement on Form 8-A filed June 19, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents.

Requests for such copies should be directed to Alan F. McIlroy, Vice President and Chief Financial Officer, Dayton Superior Corporation, 721 Richard Street, Miamisburg, Ohio 45342, telephone (937) 866-0711.

                                  THE COMPANY

     The Company believes it is the largest North American manufacturer and distributor of specialized metal accessories used in concrete construction and masonry construction on the basis of sales. The Company's products are used primarily in two segments of the construction industry: nonresidential building projects such as institutional buildings, retail sites, commercial offices and manufacturing facilities; and infrastructure projects such as highways, bridges, utilities, water and waste treatment facilities and airport runways.

     The Company's distribution system consists of a network of 23 Company-operated service/distribution centers in the United States and Canada with over 3,000 customers, including stocking dealers, brokers, rebar fabricators, precast concrete manufacturers and brick and concrete block manufacturers, using an on-line inventory tracking system.

     The Company manufactures most of its products at five principal facilities in the United States using, in many cases, high-volume, automated equipment designed and built or custom modified by in-house personnel. The Company sells approximately 12,300 different products in three principal product lines (concrete accessories, concrete paving products, and masonry accessories), including products designed to hold rebar in place, support concrete framework, reinforce masonry walls and create attachment points on concrete or masonry surfaces. The Company's product lines are marketed under the Dayton Superior(R) name, in the case of concrete accessories, under the American Highway Technology(R) name, in the case of concrete paving products, and under the Dur-O-Wal(R) name, in the case of masonry accessories.

     See "Recent Developments" for information with respect to the business of Symons Corporation, which the Company acquired in September 1997.

     The Company was incorporated in 1959. The Company's principal executive offices are located at 721 Richard Street, Miamisburg, Ohio 45342, and its telephone number is (937) 866-0711.

                              RECENT DEVELOPMENTS

     On September 29, 1997, the Company completed the acquisition (the "Acquisition") of all of the outstanding capital stock of Symons Corporation, a Delaware corporation ("Symons"), pursuant to the terms of an Agreement dated as of May 9, 1997 by and among Symons, the ten holders of the outstanding Common Stock of Symons and the Company. Symons is a leading North American manufacturer of prefabricated concrete forming equipment. In addition, Symons manufactures a broad line of concrete accessories and hardware under the Richmond Screw Anchor(R) name. Symons had sales of approximately $112.5 million for its fiscal year ended August 31, 1997.

     The Company paid $34 million for the Common Stock of Symons, subject to adjustment based on the net worth of Symons as of the date of the closing, of which $29 million was paid in cash and $5 million was paid by delivery of a seven year senior unsecured note of the Company bearing interest at a fixed rate of 10.5% per annum, compounded semi-annually. The purchase price was determined by arms-length negotiations between the Company and the former stockholders of Symons, none of whom had any material relationship with the Company, any of its affiliates, any officers or directors of the Company or any associate of any such officer or director.

     In connection with the Acquisition, the Company entered into a Credit Agreement dated as of September 29, 1997 (the "Credit Agreement"), which provides for a senior credit facility for the Company (the "Credit Facility") in the aggregate principal amount of $140 million, consisting of a term loan facility in the principal amount of $100 million and a revolving credit facility in the principal amount of $40 million. The Credit Facility is secured by substantially all of the assets of the Company and its domestic subsidiaries. At the closing of the Acquisition, the Company borrowed approximately $130 million under the Credit Agreement, which was used to fund the Acquisition and related fees and expenses, to refinance existing indebtedness and obligations of Symons and to refinance existing indebtedness of the Company and its subsidiaries.

                                  RISK FACTORS

     A prospective purchaser should consider carefully all of the information in this Prospectus, and in the documents incorporated herein by reference, before deciding whether to purchase the Class A Common Shares offered hereby and, in particular, the following factors.

CYCLICAL NATURE OF THE CONSTRUCTION INDUSTRY

     The Company's sales and earnings are strongly influenced by the level of North American nonresidential building and infrastructure construction activity. Construction activity is cyclical and is affected by the strength of the general economy and by other factors beyond the Company's control, including governmental expenditures, changes in prevailing interest rates and changes in banking and tax laws. Although non-residential building construction and infrastructure construction historically have been less cyclical than residential construction, non-residential building construction experienced a severe decline in 1990 and 1991. In 1992, in part as a result of the effect of that decline on the Company's sales and earnings and the Company's highly leveraged capital structure following its acquisition in 1989 by an investor group led by a subsidiary of Onex Corporation, the Company defaulted on certain financial covenants in its senior debt and was unable to make required principal and interest payments. The Company's debt was restructured in May 1994. A decline in non-residential building or infrastructure construction activity in the future likely would result in a decline in the Company's sales and earnings which could be materially adverse.

RECENT ACQUISITION

     With respect to the Acquisition (see "Recent Developments"), there can be no assurance that the Company will be successful in integrating the operations of Symons, that such integration will not divert management resources or cause temporary disruptions in the management of the business or that the Company will realize the contemplated synergies from such integration. The Company could experience unanticipated liabilities or other problems arising subsequent to the completion of the Acquisition. Therefore, the Acquisition could have an adverse effect on the Company.

RESTRICTIONS IMPOSED BY THE CREDIT FACILITY

     The Credit Facility restricts, among other things, the ability of the Company and its subsidiaries, subject to a number of qualifications, to engage in non-core businesses, incur additional indebtedness, incur liens, repay other indebtedness, make certain capital expenditures, enter into accommodation obligations, pay dividends, enter into certain investments or transactions, repurchase or redeem capital stock, and engage in mergers or consolidations or engage in certain transactions with subsidiaries and affiliates, and will otherwise restrict corporate activities. Such restrictions could adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the Company's interest. In addition, the Credit Facility requires the Company to maintain compliance with certain financial ratios. The Company's ability to comply with such ratios may be affected by events beyond the Company's control. A breach of any such covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Credit Facility, which could adversely affect the Company's financial condition and results of operations. There can be no assurance that the Company would have sufficient resources to pay its obligations under the Credit Facility if the indebtedness under the Credit Facility is accelerated.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

     As of June 27, 1997, the Company had outstanding indebtedness (other than trade indebtedness) of approximately $41.7 million. After giving pro forma effect to the Acquisition and the incurrence of indebtedness under the Credit Facility, the Company's aggregate outstanding indebtedness (other than trade indebtedness) would have been $131.4 million and the Company's shareholders' equity would have been $56.4 million as of the same date. The Credit Facility will permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations.

     The Company's significant leverage could have important consequences to shareholders. As a result of the leverage in the Company's capital structure,
(i) the ability of the Company to obtain additional financing on satisfactory terms in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be limited; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of interest and, under certain circumstances, principal on amounts due under the Credit Facility, thereby reducing funds available to the Company for other purposes; (iii) the Company's flexibility in planning for or reacting rapidly to changes in market conditions may be limited; (iv) the Company may be more vulnerable in the event of a downturn in its business; (v) the Company may experience a relative competitive disadvantage (if the Company is substantially more leveraged than its competitors); (vi) while the Company has entered into an interest rate swap agreement with respect to a portion of the debt outstanding under the Credit Facility, because interest under the Credit Facility is payable at variable rates, the Company will be vulnerable to increases in the prevailing interest rates on amounts not covered by the interest rate swap agreement; and
(vii) the Company may experience other unfavorable consequences.

     The Company's ability to repay or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company's businesses will generate sufficient cash flow from operations, that future financing will be available in an amount sufficient to enable the Company to service its indebtedness, to make necessary capital expenditures, or to fund acquisitions of additional businesses, or that any refinancing would be available or available on commercially reasonable terms.

SEASONALITY

     The construction industry is seasonal in most of North America, with demand for the Company's products being higher in the spring and summer than in winter and late fall. This seasonality typically adversely affects the Company's net sales and net income in the first and last quarters of the year.

CHALLENGE OF GROWTH THROUGH ACQUISITIONS

     The Company intends to continue to pursue its strategy of growth through acquisitions. The Company may issue additional capital stock (which could result in dilution to the purchasers of the Class A Common Shares offered hereby) or may incur substantial additional indebtedness, or a combination thereof, to fund future acquisitions. There can be no assurance, however, that the Company will continue to identify suitable new acquisition candidates, obtain financing necessary to complete such acquisitions or acquire businesses on satisfactory terms or that any business acquired by the Company will be integrated successfully into the Company's operations or prove to be profitable.

COMPETITION

     The industry in which the Company operates is highly competitive in most product categories and geographic regions. The Company believes that competition is largely based on price, quality, breadth of product lines, distribution capabilities (including quick delivery times) and customer service. The Company competes for business with a relatively small number of full-line national manufacturers and a much larger number of regional manufacturers and manufacturers with limited product lines. In certain circumstances, due primarily to factors such as freight rates, quick delivery times and customer preference for local suppliers, certain manufacturers and suppliers may have a competitive advantage over the Company in a given region.

CONTROL OF THE COMPANY BY RIPPLEWOOD; OTHER ANTI-TAKEOVER PROVISIONS

     Ripplewood presently controls approximately 78% of the combined voting power of the Company's capital shares, and depending upon the number of Shares sold by Ripplewood hereunder, Ripplewood may retain voting control of the Company. See "Selling Shareholders." Control by Ripplewood may discourage certain types of transactions involving an actual or potential change of control of the Company.

     If anyone other than Ripplewood or its permitted successors acquires 30% or more of the voting power of the Company, the Credit Agreement requires prepayment of all amounts then outstanding under the Credit Facility. If the Company did not have sufficient resources or failed to obtain alternative financing, the Company's operations would be adversely affected.

     In addition, certain provisions of the Company's Amended Articles of Incorporation and certain provisions of the Ohio General Corporation Law (the "OGCL") may have the effect of discouraging non-negotiated takeover attempts of the Company. These provisions include so-called "blank check" preferred shares and the Ohio Merger Moratorium Act. The Board of Directors, without shareholder approval, can issue "blank check" preferred shares with conversion, voting and other rights that could adversely affect the rights of the holders of Class A Common Shares. The Ohio Merger Moratorium Act is intended to delay a person who acquires voting shares of an Ohio corporation without the approval of the Board of Directors from engaging in any merger, asset sale or other transaction resulting in a financial benefit to such person.

DEPENDENCE ON KEY PERSONNEL

     The Company's affairs are managed by a small number of key management and operating personnel, the loss of any one of whom could have an adverse impact on the Company. If for any reason, any of such key personnel do not continue to be active in management and the Company fails to hire or otherwise provide for appropriate replacements, the Company's operations could be adversely affected.

ENVIRONMENTAL COMPLIANCE

     The Company is subject to regulation under various federal, state and local laws and regulations relating to the environment. These laws and regulations govern the generation, storage, transportation, disposal and emission of various substances. Permits are required for operation of the Company's business, and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes it is in substantial compliance with such laws and permitting requirements. The Company also is subject to regulation under various federal, state and local laws and regulations which allow regulatory authorities to compel (or seek reimbursement for) cleanup of environmental contamination at its own sites and at facilities where its waste is or has been disposed. The Company expects to incur ongoing capital and operating costs to maintain compliance with applicable environmental laws that the Company does not expect to be, in the aggregate, material to its financial condition, results of operations or liquidity. The Company cannot predict the environmental laws or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws or regulations, may require additional expenditures by the Company, some or all of which may be material.

NO ANTICIPATED CASH DIVIDENDS

     The Company does not intend to pay any cash dividends on the Class A Common Shares in the near term. In addition, the Company is not permitted to pay cash dividends to holders of the Class A Common Shares under the terms of the Credit Facility and may in the future enter into loan or other agreements or issue debt securities or preferred shares that restrict the payment of cash dividends on the Class A Common Shares.

                              SELLING SHAREHOLDERS

     There are two Selling Shareholders: Mr. Lloyd A. Rafalsky ("Mr. Rafalsky") and Ripplewood Holdings L.L.C. ("Ripplewood").

     Of the 1,492,604 Class A Common Shares covered by this Prospectus, 26,254 may be offered by Mr. Rafalsky and 1,466,350 may be offered by Ripplewood. The Class A Common Shares which may be offered by Ripplewood represent shares issuable to Ripplewood upon the conversion of 1,466,350 Class B Common Shares, without par value, of the Company ("Class B Common Shares"), owned by Ripplewood.

(The Class A Common Shares and Class B Common Shares are referred to hereinafter collectively as the "Common Shares.")

     The Class A Common Shares which may be offered by Mr. Rafalsky were issued to him on February 21, 1997, in payment of a portion of the purchase price payable in connection with the Company's acquisition of the assets of Ironco Manufacturing Co., Inc. and Birmingham Bar Coating, Inc. from Mr. Rafalsky and members of his family. The Class A Common Shares were issued to Mr. Rafalsky in a transaction exempt from registration under the Securities Act pursuant to
Section 4(2) of such Act. Mr. Rafalsky is presently employed by the Company as the Manager of its Ironco operations pursuant to a five year Employment Agreement executed at the time of the closing of the acquisition.

     Ripplewood is a holding company founded by Timothy C. Collins to invest, directly and through private investment funds for which it acts as a general partner, in leveraged build-ups and acquisitions sponsored by senior, industrial operating managers affiliated with it. Prior to forming Ripplewood, Mr. Collins was the Senior Managing Director of the New York office of Onex Corporation, an Ontario corporation listed on the Toronto and the Montreal Stock Exchanges ("Onex"). An investor group led by a subsidiary of Onex acquired the Company in August 1989, and Ripplewood acquired that entity's interest in the Company in transactions occurring in October 1995 and April 1996.

     As of the date of this Prospectus, the 1,466,350 Class B Common Shares owned by Ripplewood constitute all of the outstanding Class B Common Shares. Under the terms of the Company's Amended Articles of Incorporation, the holders of Class A Common Shares and the holder of Class B Common Shares vote together as a class on any matter submitted to a vote of shareholders, with each Class A Common Share being entitled to one vote and each Class B Common Share being entitled to ten votes. As a result, although the Class B Common Shares owned by Ripplewood constitute approximately 26% of the outstanding Common Shares, they represent approximately 78% of the combined voting power of the outstanding Common Shares.

     The Class B Common Shares convert into Class A Common Shares on a share-for-share basis: (i) at any time at the option of the holder, (ii) immediately upon the transfer of Class B Common Shares to any holder other than certain successors of Ripplewood or persons employed by or affiliated with Ripplewood or such successors as long as such persons remain so employed or affiliated or (iii) immediately if Ripplewood or certain of its successors cease to hold at least 622,525 Class B Common Shares (subject to proportionate adjustment in the events of any subdivision or combination of the outstanding Common Shares). Upon conversion of the Class B Common Shares into Class A Common Shares, the Class B Common Shares so converted will be retired.

     Immediately prior to the sale by Ripplewood of any Class A Common Shares pursuant to a Prospectus Supplement to this Prospectus, Ripplewood will, in order to obtain the Class A Common Shares to be delivered to each purchaser, exercise Ripplewood's right to convert that number of Class B Common Shares then owned by it which is equal to the number of Class A Common Shares then being sold by Ripplewood thereunder. If Ripplewood sells more than 843,825 Class A Common Shares, the remainder of its Class B Common Shares will automatically convert to Class A Common Shares.

     The following table sets forth, as of the date of this Prospectus, the name of each Selling Shareholder and the number of Class A Common Shares which such Selling Shareholder owned, assuming the conversion of all Class B Common Shares into Class A Common Shares. The table also sets forth the number of Class A Common Shares that each Selling Shareholder may offer for sale from time to time by this Prospectus and the number of Common Shares which will be held by such Selling Shareholder assuming the sale of all the Shares offered hereby.

                                                                                           NUMBER OF SHARES
                                                                                            OWNED ASSUMING
                                            NUMBER OF SHARES       NUMBER OF SHARES        THE SALE OF ALL
                                            OWNED AS OF THE      REGISTERED FOR RESALE      OF THE SHARES
                                              DATE OF THIS            PURSUANT TO             REGISTERED
                   NAME                        PROSPECTUS           THIS PROSPECTUS             HEREBY
------------------------------------------  ----------------     ---------------------     ----------------
Lloyd A. Rafalsky.........................         26,254                 26,254                  -0-
Ripplewood Holdings L.L.C. ...............      1,466,350              1,466,350                  -0-

     Timothy C. Collins, Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C., is a director of the Company. Matthew O. Diggs, Jr. is Non-Executive Chairman of the Board of both Ripplewood Holdings L.L.C. and the Company, and Robert B. Holmes is an advisory director of Ripplewood and a director of the Company.

     The Company paid Ripplewood a management fee of $30,000 from October 1995 through December 1995 and $125,000 from January 1996 until July 25, 1996, when the initial public offering of the Class A Common Shares (the "Initial Offering") was completed, and an additional fee of $600,000 for services provided in connection with the Initial Offering and related transactions. The Company also agreed to indemnify Ripplewood against losses arising from Ripplewood's performance of management and financial advisory services on behalf of the Company. In 1996, the Company paid Ripplewood $175,000 as reimbursement for the allocable cost of certain insurance policies purchased by Ripplewood which covered both the Company and Ripplewood for the period from October 15, 1995 to October 15, 1996. In addition, the Company has agreed to pay Ripplewood a fee of approximately $400,000 for services rendered in connection with the Company's acquisition of Symons Corporation and consummation of its new Credit Facility.

     In 1994, the Company paid to a subsidiary of Onex a management fee of $225,000. In 1995, the Company paid that entity a management fee of $195,000 and a $400,000 fee for financial advisory services in connection with the Company's acquisition of Dur-O-Wal, Inc. and related financing transactions.

     The Company, Ripplewood and certain other shareholders are parties to a shareholder agreement which contains, among other things, provisions with respect to the transfer of shares and registration rights.

                              PLAN OF DISTRIBUTION

     The Company is not aware of any plan of distribution with respect to the Shares. Distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling Shares (i) through broker-dealers, (ii) through agents, (iii) directly to purchasers, (iv) through underwriters or (v) through a combination of any such methods of sale. Any such broker-dealer, agent or underwriter may be deemed to be an underwriter within the meaning of the Act, and any discounts, commissions, concessions and other items constituting compensation received by such broker-dealers, agents or underwriters may be deemed to be underwriting discounts or commissions under the Act.

     The Company has agreed to indemnify the Selling Shareholders and any underwriters against certain civil liabilities, including liabilities under the Act. In addition, broker-dealers, agents and underwriters may be entitled under agreements entered into with the Selling Shareholders to indemnification by the Selling Shareholders against certain civil liabilities, including liabilities under the Act, or to contribution by the Selling Shareholders to payments they may be required to make in respect thereof. The terms and conditions of such indemnification of broker-dealers, agents or underwriters will be described in an applicable Prospectus Supplement.

                                    EXPERTS

     The audited financial statements and schedules of the Company incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect hereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The consolidated financial statements of Symons at August 31, 1996 and 1995 and for each of the three years in the period ended August 31, 1996 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K filed on October 14, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters relating to the Shares offered hereby were passed upon for the Company by Thompson Hine & Flory LLP and for Ripplewood by Cravath, Swaine & Moore.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the expenses (all but the SEC Registration fees are estimates) in connection with the issuance of the Shares being registered hereunder. Legal and accounting fees and expenses will be borne by Ripplewood, and all other expenses will be borne by the Company.

        SEC Registration...................................................  $ 8,227
        Legal fees and expenses............................................   25,000
        Accounting fees and expenses.......................................   10,000
        Miscellaneous......................................................    6,773
                  Total....................................................  $50,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article Eighth of the Company's Amended Articles of Incorporation sets forth certain rights of directors and officers of the Company to indemnification. Such rights provide indemnification by the Company to the extent permitted by Ohio law. The liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceedings in which the claim for indemnification arises were brought (a) other than by and in the right of the Company ("Third-Party Actions") or (b) by and in the right of the Company ("Derivative Actions").

     In Third-Party Actions, the Company is required to indemnify each director and officer against expenses, including attorneys' fees, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened or actual proceeding in which such person may be involved by reason of having acted in such capacity, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any matter the subject of a criminal proceeding, such person had no reasonable cause to believe that such person's conduct was unlawful.

     In Derivative Actions, the Company is required to indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification is permitted with respect to (1) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company unless a court determines such person is entitled to indemnification and (2) any liability asserted in connection with unlawful loans, dividends, distribution, distributions of assets and repurchases of shares of the Company under Section 1701.95 of the Ohio Revised Code.

     Unless indemnification is ordered by a court, the determination as to whether or not a person has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the Board of Directors of the Company by a majority vote of a quorum consisting of directors of the Company who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by shareholders of the Company.

     Article Eighth of the Amended Articles of Incorporation does not limit in any way other indemnification rights to which those seeking indemnification may be entitled.

     The Company maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Company's indemnification obligations.

ITEM 16.  EXHIBITS.

     See Exhibit Index following the signature pages to this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miamisburg, State of Ohio on the 14th day of October, 1997.

                                          DAYTON SUPERIOR CORPORATION

                                          By: /s/ JOHN A. CICCARELLI
                                            ------------------------------------
                                            John A. Ciccarelli
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints John A. Ciccarelli, Matthew O. Diggs, Jr. and Timothy C. Collins or either of them, as his attorney-in-fact, with full power of substitution and resubstitution, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   NAME                                 TITLE                       DATE
------------------------------------------  ------------------------------    -----------------

          /s/ JOHN A. CICCARELLI            President, Chief Executive        October 14, 1997
------------------------------------------    Officer and Director
            John A. Ciccarelli                (principal executive
                                              officer)

           /s/ ALAN F. MCILROY              Vice President, Chief             October 14, 1997
------------------------------------------    Financial Officer and
             Alan F. McIlroy                  Treasurer (principal
                                              financial and accounting
                                              officer)
        /s/ MATTHEW O. DIGGS, JR.           Non-Executive Chairman of the     October 14, 1997
------------------------------------------    Board
          Matthew O. Diggs, Jr.

          /s/ WILLIAM F. ANDREWS                       Director               October 14, 1997
------------------------------------------
            William F. Andrews

                   NAME                                 TITLE                       DATE
------------------------------------------  ------------------------------    -----------------


          /s/ TIMOTHY C. COLLINS                       Director               October 14, 1997
------------------------------------------
            Timothy C. Collins

         /s/ MATTHEW M. GUERREIRO                      Director               October 14, 1997
------------------------------------------
           Matthew M. Guerreiro

           /s/ ROBERT B. HOLMES                        Director               October 14, 1997
------------------------------------------
             Robert B. Holmes

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------    ------------------------------------------------------------------------------------
  2       Agreement dated as of May 9, 1997 by and among Symons Corporation, the stockholders of Symons Corporation and Dayton Superior Corporation. [Incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated June 2,
          1997 previously filed with the Commission.]
  3.1     Amended Articles of Incorporation of the Company. [Incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Reg. No.
          333-2974).]
  3.2     Code of Regulations of the Company. [Incorporated herein by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-1 (Reg. 333-2974).]
  5       Opinion of Thompson Hine & Flory LLP with respect to the legality of the securities being registered.*
 23.1     Consent of Arthur Andersen LLP.*
 23.2     Consent of Ernst & Young LLP.*
 23.3     Consent of Thompson Hine & Flory LLP (contained in Exhibit 5).
 24       Power of Attorney (included on signature pages).

---------------
* Filed herewith.